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                                                                    Exhibit 21.1

               Subsidiaries of Specialty Products & Insulation Co.
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Richlar Industries, Inc., a New York corporation

Paragon Industries, Inc., a Washington corporation

Acoustical Supply Corporation, a Pennsylvania corporation

Specialty Products Investments, Inc., a Delaware corporation